Exhibit 99.01

 FDA Approves Abiomed's IDE for IMPELLA 5.0 Minimally Invasive Cardiac Support Systems; Advanced Medical Technology Indicated for Use with Low Cardiac Output after Cardiac Surgery

    DANVERS, Mass.--(BUSINESS WIRE)--June 27, 2006--Abiomed, Inc. (NASDAQ: ABMD) today announced conditional approval by the U.S. Food and Drug Administration (FDA) of its Investigational Device Exemption
(IDE) for the IMPELLA 5.0 unique, catheter-based Circulatory Support Systems. Clinical trials in the U.S. are to begin immediately. The IMPELLA(R) RECOVER 5.0 devices are already available in Europe under CE Mark approval and have been used to treat more than 250 patients in Europe in need of cardiac support resulting from postcardiotomy cardiogenic shock, myocarditis, low cardiac output post-acute myocardial infarction, or post-coronary intervention procedures, or as a bridge to other circulatory support devices, including Abiomed's AB5000(TM) and BVS(R) 5000 Circulatory Support Systems.
    The pilot study in the United States for the IMPELLA 5.0 will enroll up to 20 patients at seven U.S. sites including: the University of Maryland, Massachusetts General Hospital, Lankenau Hospital in Philadelphia, Robert Wood Johnson Hospital in New Jersey, New York Presbyterian Hospital, Texas Heart Institute and Penn State Milton S. Hershey Medical Center in Pennsylvania. The study will include postcardiotomy patients who have been weaned from heart-lung machines and whose hearts require added support to maintain good blood flow. The study will enroll those patients that would typically need more flow and hemodynamic support than provided by an Intra-Aortic Balloon Pump (IABP).
    "The IMPELLA micro-VAD technology is likely a window into the future where heart assist is headed. We look forward to evaluating the safety of this device in patients whose hearts are weakened after heart surgery. Because of the small size, they are assembled on a catheter that can be placed through an artery and into the heart," said Bartley Griffith, M.D., Chief of Cardiac Surgery and Heart & Lung Transplantation at the University of Maryland School of Medicine and Principal Investigator of the study.
    "We are excited to receive this approval for the IMPELLA 5.0 as we believe this technology will provide surgeons with a potent, minimally invasive, circulatory support system. Abiomed's results with the IMPELLA 5.0 in Europe have been excellent and we look forward to ultimately bringing this technology to the United States through this study," said Michael R. Minogue, Chairman, CEO and President of Abiomed.

    ABOUT THE IMPELLA 5.0

    The IMPELLA 5.0 technology consists of catheters that can be introduced percutaneously through a cut-down and surgically. Other IMPELLA devices currently available in Europe under CE Mark approval include the IMPELLA(R) 2.5, and the IMPELLA(R) RD.
    The IMPELLA 5.0 Pumps can achieve flows of up to 5.0 liters per minute, and actively unload the ventricle, reducing myocardial workload and oxygen consumption while increasing cardiac output and coronary and end-organ perfusion.
    IMPELLA 5.0 devices have been the subject of more than 10 clinical papers reporting European experiences. Recent studies have shown that the IMPELLA 5.0 can provide effective and adequate support for high-risk surgery patients, as well as patients presenting with marginal cardiac output as well as severe cardiogenic shock.
    The IMPELLA 5.0 Support Systems are intended to be used for up to seven days as left ventricular cardiac assist devices. The systems are comprised of the IMPELLA mobile console, the IMPELLA bearing purger and the IMPELLA 5.0 catheter based rotary blood pumps.

    ABOUT ABIOMED

    Based in Danvers, Massachusetts, ABIOMED, Inc. is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED currently manufactures and sells the AB5000(TM) Circulatory Support System and the BVS(R) 5000 Biventricular Support System for the temporary support of all patients with failing but potentially recoverable hearts. In Europe, ABIOMED offers the IMPELLA(R) RECOVER(R) minimally invasive cardiovascular support systems under CE Mark approval. The IMPELLA(R) 5.0 and 2.5 are investigational devices limited by Federal Law solely to investigational use in the United States. Other IMPELLA devices are not yet available for sale in the United States. The Company's AbioCor(R) Implantable Replacement Heart was the subject of an initial clinical trial under an Investigational Device Exemption from the United States Food and Drug Administration. The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial. For additional information please visit: www.abiomed.com.

    FORWARD-LOOKING STATEMENTS

    This Release contains forward-looking statements, including statements regarding development of ABIOMED's existing and new products, the Company's progress toward commercial growth, and future opportunities. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

    CONTACT: Abiomed, Inc.
             Daniel Sutherby, 978-646-1812
             Chief Financial Officer
             ir@abiomed.com
             or
             Liza Heapes, 978-646-1668
             Media Relations
             mediarelations@abiomed.com